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                                                                       EXHIBIT 5

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA  19103-2921
Tel:  (215) 963-5000
Fax:  (215) 963-5299

November 24, 1999

National-Oilwell, Inc.
10000 Richmond Ave.
Houston, Texas 77042

Re: National-Oilwell, Inc. Registration Statement on Form S-4 Relating to the Registration of 8,139,778 shares of Common Stock, $.01 par value

Ladies and Gentlemen:

We have acted as counsel to National-Oilwell, Inc., a Delaware corporation (the "Company"), in connection with (i) the negotiation by the Company and Hitec ASA, a Norwegian corporation ("Hitec"), of a Merger Agreement dated October 10, 1999 (the "Merger Agreement"), between the Company and Hitec relating to the offer (the "Offer") by the Company to the shareholders of Hitec to acquire all of the outstanding shares of Hitec and (ii) the preparation of the subject Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 8,139,778 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share.

We understand that the issuance of the Shares in connection with the completion of the Offer is contingent upon, among other things, (i) the acceptance of the Offer by shareholders holding at least 90% of the outstanding shares of Hitec, and (ii) the receipt by the Company and Hitec of certain governmental approvals with respect to the Offer. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute books; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that, when and to the extent (i) the Registration Statement has become effective under the Act, (ii) shareholders holding at least 90% of the outstanding shares of Hitec have accepted the Offer,
(iii) the Company and Hitec have received the governmental approvals contemplated by the Merger Agreement and (iv) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.
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The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP